                              FIFTH AMENDMENT TO
                               CREDIT AGREEMENT

     This Fifth Amendment to Credit Agreement dated as of April 28, 1995 among Badger Paper Mills, Inc. ("Badger"), PlasTechs, Inc. ("PlasTechs") (collectively, Badger and PlasTechs are hereinafter sometimes referred to as "Borrowers" and individually each is sometimes referred to as a "Borrower"), Harris Trust and Savings Bank, PNC Bank, Ohio, National Association, and Harris Trust and Savings Bank, as Agent.

                             W I T N E S S E T H :

     WHEREAS, the Borrowers and the Lenders have heretofore executed and delivered that certain Credit Agreement dated as of June 30, 1993 (as amended through the Fourth Amendment thereto dated as February 17, 1995, the "Credit Agreement"); and

     WHEREAS, the Borrowers have requested that the Lenders make certain amendments to the Credit Agreement;

     NOW, THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree that the Credit Agreement shall be and hereby is amended as follows:

     1. Section 3.3 of the Credit Agreement is hereby amended by deleting the amount "$250,000" appearing in the second line thereof and inserting in its place the amount "$100,000."

     2. Section 3.4 of the Credit Agreement is hereby amended by deleting the amount "$1,000,000" appearing in the fourth line thereof and inserting in its place the amount "$100,000."

     3. Section 7.6 of the Credit Agreement is hereby amended in its entirety to read as follows:

            Section 7.6. Current Ratio. Badger will, as of the last day of each fiscal month of Badger maintain a Consolidated Current Ratio of not less than .90 to 1.0 for each fiscal month of Badger ending on or prior to March 31, 1995 and not less than 1.90 for each fiscal month thereafter.

     4. Section 7.7 of the Credit Agreement is hereby amended in its entirety to read as follows:

            Section 7.7. Consolidated Tangible Net Worth. Badger will, as of the last day of each fiscal month of Badger ending during each of the periods specified below maintain Consolidated Tangible Net Worth at not less than:

  FROM AND INCLUDING    TO AND INCLUDING    CONSOLIDATED TANGIBLE
                                            NET WORTH SHALL NOT BE
                                                   LESS THAN

    December 1994        November 1995           $19,000,000
    December 1995        November 1996           $20,000,000
    December 1996        November 1997           $21,500,000
    December 1997        Thereafter              $23,000,000

     5. Section 7.9 of the Credit Agreement is hereby amended in its entirety to read as follows: "[Intentionally Omitted]."

     6. Section 7.10 of the Credit Agreement is hereby amended in its entirety to read as follows:

            Section 7.10. Liquid Assets. Badger will at all times maintain on a consolidated basis Liquid Assets in an amount equal to not less than 35% of the total outstanding amount of the Tax-exempt Financings.

     7. Section 7.13 of the Credit Agreement is hereby amended in its entirety to read as follows:

            Section 7.13. Capital Expenditures. Badger will not, nor will it permit any Subsidiary to, expend or become obligated for Capital Expenditures in an aggregate amount in excess of $4,000,000 during any fiscal year of Badger.

     8. Section 7.15 of the Credit Agreement is hereby amended in its entirety to read as follows:

            Section 7.15. Dividends and Certain Other Restricted Payments. Badger will not, without the prior written consent of the Lenders, declare or pay any dividends on or make any other distributions in respect of any class of its capital stock (other than dividends payable solely in its capital stock) and no Borrower will directly or indirectly or through any Subsidiary purchase, redeem or otherwise acquire or retire any of its capital stock (all such payments and distributions are collectively referred to as, "Restricted Payments"); provided, however, Badger may declare and make Restricted Payments only after January 1, 1995 so long as (i) no Default or Event of Default exists prior to or would result after giving effect to any such Restricted Payments and (ii) after giving effect to any such Restricted Payments the aggregate amount of Restricted Payments made during the period (taken as a single accounting period) commencing January 1, 1995 and ending on the last day of the most recent fiscal month for which financial statements have been delivered shall not exceed 33% of the Consolidated Net Income for such period.

     9. The definition of "Termination Date" appearing in Section 10 of the Credit Agreement is hereby amended by deleting the date "April 30, 1995" appearing therein and inserting in its place the date "April 30, 1998."

    10. Section 12.18 of the Credit Agreement is hereby amended in its entirety to read as follows:

            Section 12.18. Assignment of Commitments by Lenders. Each Lender shall have the right at any time, with the prior consent of the Agent, to sell, assign, transfer or negotiate all or any part of its Commitment to one or more commercial banks or other financial institutions. Upon any such assignment and its notification to the Agent, the assignee shall become a Lender hereunder, all Loans and the Commitment it thereby holds shall be governed by all the terms and conditions hereof, and the Lender granting such assignment shall have its Commitment and its obligations and rights in connection therewith, reduced by the amount of such assignment. Upon the effectiveness of any such assignment the Borrower shall execute new Notes payable to the Assignor and Assignee in the amount of their new Commitments.

    11. Upon the effectiveness of this Amendment, the aggregate Commitments of the Lenders shall be reduced ratably to $13,000,000.

    12. Each Borrower represents and warrants to the Lenders that (a) each of the representations and warranties set forth in Section 5 of the Credit Agreement are true and correct on and as of the date of this Amendment as if made on and as of the date of this Amendment and as if each reference therein to the Credit Agreement referred to the Credit Agreement, as amended hereby; (b) no Event of Default has occurred or is continuing; and (c) without limiting the effect of the foregoing, each Borrower's execution, delivery and performance of this Amendment have been duly authorized, and this Amendment has been executed and delivered by a duly authorized officer of each Borrower.

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        Each Borrower has heretofore executed and delivered to the Agent certain security agreements and mortgages and each Borrower hereby agrees that notwithstanding the execution and delivery of this Amendment, such security agreements and mortgages shall be and remain in full force and effect and that any rights and remedies of the Agent thereunder, obligations of such Borrower thereunder and any liens and security interests created or provided for thereunder shall be and remain in full force and effect and shall not be affected, impaired or discharged thereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Document as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

        This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterpart signature pages, each of which when so executed shall be an original but all of which shall constitute one and the same instrument. Except as specifically amended and modified hereby, all of the terms and conditions of the Credit Agreement shall remain unchanged and in full force and effect. All references to the Credit Agreement in any document shall be deemed to be references to the Credit Agreement, as amended hereby. All capitalized terms used herein without definition shall have the same meaning herein as they have in the Credit Agreement. This Amendment shall become effective as of April 28, 1995 upon execution by each Borrower and the Lenders. This Amendment shall be construed and governed by and in accordance with the internal laws of the State of Illinois.

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

Dated as of the date first above written.

                                  Badger Paper Mills, Inc.

                                  By    /s/ Miles L. Kresl, Jr.
                                        -----------------------
                                  Name  Miles L. Kresl, Jr.
                                        -----------------------
                                  Title Vice President/Admin.
                                        -----------------------

                                  PlasTechs, Inc.

                                  By    /s/ Miles L. Kresl, Jr.
                                        -----------------------
                                  Name  Miles L. Kresl, Jr.
                                        -----------------------
                                  Title Secretary-Treasurer
                                        -----------------------

                                  Harris Trust and Savings Bank, in its
                                    individual capacity as a Lender and as
                                    Agent

                                  By    /s/ George M. Dluhy
                                        -----------------------
                                  Name  George M. Dluhy
                                        -----------------------
                                  Title Vice President
                                        -----------------------

                                  PNC Bank, Ohio, National Association

                                  By    /s/ Stephen D. Lind
                                        -----------------------
                                  Name  Stephen D. Lind
                                        -----------------------
                                  Title Officer
                                        -----------------------

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